Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 12, 2015, with respect to the consolidated financial statements of Energy Transfer Partners, L.P. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in this Current Report of Energy Transfer Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-202507, File No. 333-199131, File No. 333-199130, and File No. 333-183388), on Form S-4 (File No. 333-161706), and on Forms S-8 (File No. 333-203823, File No. 333-200849, File No. 333-159878, and File No. 333-146338).
/s/ GRANT THORNTON LLP
Dallas, Texas
August 12, 2015